Exhibit 14

PACIFICA BANCORP, INC.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

This Code of Ethics for Senior Financial Officers (the “Code”) of Pacifica Bancorp, Inc. (the “Company”) applies to the Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, and any other persons performing similar functions on behalf of the Company (collectively, “Senior Financial Officers”).

Each Senior Financial Officer must:

•	Engage in and promote honest and ethical conduct, avoiding actual or apparent conflicts of interest between personal and professional relationships and disclosing to the Company’s Board of Directors any material transaction or relationship that reasonably could be expected to give rise to an actual or potential conflict of interest;

•	Ensure that the Company provides full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications;

•	Comply with applicable governmental laws, rules and regulations;

•	Take reasonable measures to protect the confidentiality of nonpublic information about the Company acquired in the course of employment; and

•	Promptly report to the Chairman of the Audit Committee of the Company’s Board of Directors any violation of the Code of which he or she becomes aware.

Each Senior Financial Officer will be held accountable for adherence to this Code and to all other codes of conduct applicable generally to other employees of the Company. The Board of Directors will be responsible for determining appropriate disciplinary measures, up to and including termination of employment, for violations of this Code.

Any waiver of this Code may be authorized only by the Company’s Board of Directors and will be disclosed to stockholders as required by applicable laws, rules and regulations.

I acknowledge that I have received and read the Pacifica Bancorp, Inc. Code of Ethics for Senior Financial Officers and understand my obligations to comply with the Code.

Signature:

Printed Name:

Title:

Date: